Exhibit 2.1

PLAN OF MERGER

BALLANTYNE STRONG, INC.

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of October 19, 2022, is entered into by and between Ballantyne Strong, Inc., a Delaware corporation (the “Company”), and Ballantyne Strong, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“NewCo”).

WHEREAS, the Company, whose shares of common stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), desires to reincorporate as a Nevada corporation and has formed NewCo in order to effectuate such reincorporation (the “Reincorporation”).

WHEREAS, the respective boards of directors of each of the Company and NewCo deems it advisable, fair to and in the best interests of such corporation and its respective stockholders that the Company be merged with and into NewCo, upon the terms and subject to the conditions herein stated, and that NewCo shall be the surviving corporation (the “Reincorporation Merger”).

NOW, THEREFORE, in consideration of the premises and the agreements of the parties hereto contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE REINCORPORATION MERGER; EFFECTIVE TIME

Section 1.1. The Reincorporation Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into NewCo whereupon the separate existence of the Company shall cease. NewCo shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue to be a corporation formed under the laws of the State of Nevada. The Reincorporation Merger shall have the effects specified in the General Corporation Law of the State of Delaware, as amended (the “DGCL”) and the Nevada Revised Statutes, as amended (the “NRS”), and the Surviving Corporation shall succeed, without other transfer, to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of the Company, and shall assume and be subject to all of the liabilities, obligations and restrictions of every kind and description of the Company, including, without limitation, all outstanding indebtedness of the Company.

Section 1.2. Effective Time. Unless this Agreement is terminated or abandoned in accordance with its terms, as soon as practicable following the satisfaction of the conditions set forth in Article V in accordance with the terms of this Agreement, the Company and NewCo shall cause Articles of Merger to be executed and filed with the Office of the Secretary of State of Nevada (the “Nevada Articles of Merger”) and a Certificate of Merger to be executed and filed with the Office of the Secretary of State of Delaware (the “Delaware Certificate of Merger”). The Reincorporation Merger shall become effective upon the date and time specified in the Nevada Articles of Merger and the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

ARTICLES AND BYLAWS OF THE SURVIVING CORPORATION

Section 2.1. The Articles of Incorporation. The articles of incorporation of NewCo in effect at the Effective Time shall be as set forth on Exhibit A hereto, and such articles shall be the articles of incorporation of the Surviving Corporation (such articles of incorporation, the “Articles of Incorporation”), until thereafter amended in accordance with the provisions provided therein or applicable law.

Section 2.2. The Bylaws. Subject to the provisions of applicable laws, the bylaws of NewCo in effect at the Effective Time shall be as set forth on Exhibit B hereto, and such bylaws shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with the provisions provided therein or applicable law.

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ARTICLE III

OFFICERS, DIRECTORS, COMMITTEES, AND CORPORATE POLICIES OF THE SURVIVING CORPORATION

Section 3.1. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, become the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

Section 3.2. Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of all of the directors of the Company immediately prior to the Effective Time, each to serve in such capacity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws.

Section 3.3. Committees. Each committee of the board of directors of the Company existing immediately prior to the Effective Time shall, effective as of, and immediately following, the Effective Time, become a committee of the board of directors of the Surviving Corporation, consisting of the members of such committee of the Company immediately prior to the Effective Time and governed by the charter of such committee of the Company in existence immediately prior to the Effective Time, which charter shall, at the Effective Time, become the charter of such committee of the Surviving Corporation except that the governing law thereof shall be, from and after the Effective Time, the law of Nevada. Each member of a committee of the board of directors of the Surviving Corporation shall serve in such capacity until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the applicable committee charter and the Bylaws.

Section 3.4. Corporate Policies. The corporate policies of the Surviving Corporation, including, without limitation, its code of business conduct, corporate governance guidelines, conflict policies and director independence guidelines, effective as of, and immediately following, the Effective Time shall consist of the corporate policies, including, without limitation, the code of business conduct, corporate governance guidelines, conflict policies and director independence guidelines, of the Company immediately prior to the Effective Time.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; CERTIFICATES

Section 4.1. Effect of Merger on Capital Stock. At the Effective Time, as a result of the Reincorporation Merger and without any action on the part of the Company, NewCo or the stockholders of the Company:

(a) Each share of common stock, par value $0.01, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted (without the surrender of stock certificates or any other action by NewCo, the Company or the stockholders of the Company) into one fully paid and non-assessable share of common stock, par value $0.01, of the Surviving Corporation (“Surviving Corporation Common Stock”), and all shares of Company Common Stock shall be canceled and retired and shall cease to exist.

(b) Each share of preferred stock, par value $0.01, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time, if any, shall be converted (without the surrender of stock certificates or any other action by NewCo, the Company or the stockholders of the Company) into one fully paid and non-assessable share of preferred stock, par value $0.01, of the Surviving Corporation (“Surviving Corporation Preferred Stock”).

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(c) With respect to the number of shares of Company Common Stock reserved for issuance under the Company’s equity compensation plans (including all amendments or modifications, collectively, the “Plans”), an equal number of shares of Surviving Corporation Common Stock shall be so reserved. The Surviving Corporation shall assume the sponsorship of the Plans, the rights and obligations of the Company thereunder, and the rights and obligations of the Company under all award agreements evidencing any award issued under any Plan or any inducement award with respect to Company Common Stock (including all amendments and modifications, collectively, the “Award Agreements”), in each case in accordance with the terms thereof and applicable law. Each equity-based award with respect to Company Common Stock issued and outstanding immediately prior to the Effective Time that was granted pursuant to the Plans and the Award Agreements (an “Equity Award”) shall be converted into a corresponding equity-based award with respect to the number of shares of Surviving Corporation Common Stock equal to the number of shares of Company Common Stock underlying such Equity Award at the Effective Time, in accordance with the terms of the applicable Plan and Award Agreement. Such converted equity-based award shall be subject to the same terms and conditions applicable to the corresponding Equity Award prior to the conversion, including any vesting and forfeiture conditions. Further, none of the execution of this Agreement, the Reincorporation Merger or other transaction contemplated herein is intended, or shall be deemed, to constitute a “Change in Control” (or term of similar import) under any Plan, Award Agreement, employment agreement or other employee benefit plan of the Company or its affiliates.

(d) Each share of common stock, par value $0.01, of NewCo registered in the name of the Company shall be reacquired by the Surviving Corporation and canceled and retired, and shall resume the status of authorized and unissued Surviving Corporation Common Stock. No shares of Surviving Corporation Common Stock or other securities of the Surviving Corporation shall be issued in respect thereof.

Section 4.2. Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Company Common Stock, Company Preferred Stock, or options, warrants or other securities of the Company shall be deemed for all purposes to evidence ownership of and to represent a number of shares of Surviving Corporation Common Stock or Surviving Corporation Preferred Stock equal to the number of shares of Company Common Stock or Company Preferred Stock represented thereby or that were acquirable pursuant to such options, warrants or other securities of the Surviving Corporation, as the case may be, into which the shares of Company Common Stock, Company Preferred Stock, or options, warrants or other securities of the Company represented by such certificates shall have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Surviving Corporation Common Stock, Surviving Corporation Preferred Stock, or options, warrants or other securities of the Surviving Corporation, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE VII

CONDITIONS

Section 7.1. Conditions to the Obligations of Each Party. The respective obligation of each party hereto to effectuate the Reincorporation Merger is subject to satisfaction of the following conditions:

(a) the holders of a majority of the outstanding shares of Company Common Stock shall have adopted and approved this Agreement in accordance with applicable law prior to the Effective Time; and

(b) any and all consents, approvals, authorizations or permits, filings or notifications deemed in the sole discretion of the Company to be necessary to the consummation of the Reincorporation Merger (“Required Consents”) shall have been obtained and shall be in full force and effect, including, without limitation, (i) consents, registrations, approvals, findings of suitability, licenses, declarations, notifications or filings required to be made, given or obtained under applicable laws, rules and regulations, including without limitation the rules of the NYSE American stock exchange, in connection with this Agreement or the consummation of the Reincorporation Merger, and (ii) supplements, agreements, amendments, conveyances, instruments, consents, approvals, authorizations and other documents to be executed and/or delivered by the Company in connection with any agreements the Company or its affiliates have entered for the provision of debt financing; provided, however, that either of the parties hereto may waive this condition (b), in its sole discretion to the extent permitted by law, with respect to any and all Required Consents.

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ARTICLE VI

TERMINATION

Section 6.1. Termination. This Agreement may be terminated and the Reincorporation Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the holders of Company Common Stock referred to in Section 5.1, if the board of directors of the Company determines for any reason that the consummation of the Reincorporation Merger would be inadvisable or not in the best interests of the Company and its stockholders. In the event of the termination and abandonment of this Agreement, this Agreement shall become null and void and have no effect, without any liability on the part of either the Company or NewCo, or any of their respective stockholders, directors or officers.

ARTICLE VII

MISCELLANEOUS AND GENERAL

Section 7.1. Modification or Amendment. Subject to the provisions of applicable laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement; provided, however, that an amendment made subsequent to the adoption of this Agreement by the holders of Company Common Stock shall not (a) alter or change the amount or kind of shares and/or rights to be received in exchange for or on conversion of all or any of the shares of the Company, (b) alter or change any provision of the Articles of Incorporation or the bylaws of the Surviving Corporation that will become effective immediately following the Reincorporation Merger other than as provided herein or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of capital stock of either of the parties hereto.

Section 7.2. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.3. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada, without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

Section 7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 7.5. No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.6. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.7. Headings. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

[Signature page follows]

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THE COMPANY:

BALLANTYNE STRONG, INC., a Delaware corporation.

By:	/s/ Todd R. Major
Name:	Todd R. Major
Title:	Chief Financial Officer

NEWCO:

Ballantyne Strong, Inc., a Nevada corporation

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chief Executive Officer